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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Gary Rhea
Chief Financial Officer
Versant Corporation
(510) 789-1500
grhea@versant.com

           VERSANT COMMON STOCK TO BE LISTED ON NASDAQ SMALLCAP MARKET

FREMONT, CALIF., JULY 19, 1999 - Versant Corporation announced today that its common stock will be listed on The Nasdaq SmallCap Market via an exception from the net tangible assets requirement. Versant failed to meet the net tangible asset requirement as of March 31, 1999 and has been granted a temporary exception from this standard subject to Versant meeting certain conditions. The exception will expire on August 16, 1999. Versant's recently announced equity infusion of $6.3 million should facilitate the satisfaction of these conditions. In the event Versant is deemed to have met the terms of the exception, it will continue to be listed on the Nasdaq SmallCap Market. Although Versant believes that it will satisfy these conditions, there can be no assurance that it has done so until requisite SEC reports are filed and are deemed acceptable by Nasdaq. For the duration of the exception, the Versant's Nasdaq symbol will be VSNTC. Versant will request a review of the Nasdaq Listing Qualifications Panel decision to delist it from the Nasdaq National Market.

About Versant Corporation

Versant Corporation is a leading provider of high-performance, enterprise database management systems in complex data and distributed computing environments. Versant solutions are used across a broad range of industries including telecommunications, financial services, health care, energy and the emerging market for intranet and transactional Internet applications. The Versant ODBMS and its related products offer distributed enterprises large-scale reliability, scalability and performance for mission-critical applications within existing computing environments. Versant is headquartered in Fremont, California. Additional information about Versant and its products may be obtained by phone at 510-789-1500 or via the World Wide Web at www.versant.com. Versant and Versant ODBMS are trademarks of Versant Corporation. All other company names and product names are trademarks of the individual companies.

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This press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Versant assumes no obligation to update the information contained in this press release. The matters discussed in this press release also involve risks and uncertainties described from time to time in Versant's filings with the SEC. In particular, see "risk factors" in the most recent Annual Report on Form 10-K and the Quarterly Report on Form 10-Q filed with the SEC. These documents contain and identify important factors that could cause the actual results to differ materially from the above.